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                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 5, 2001, relating to the financial statements and financial highlights which appears in the October 31, 2001 Annual Reports to Shareholders of Exeter Fund, Inc. - PureMarkR Series, Tax Managed Series, Defensive Series, Blended Asset Series I, Blended Asset Series II, and Maximum Horizon Series which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Custodian, Independent Accountants, and Counsel", and "Financial Statements" in such Registration Statement.


PricewaterhouseCoopers  LLP

Boston,  MA
February  28,  2002